EXHIBIT 3

CERTIFICATE OF DESIGNATIONS OF
SERIES A PREFERRED STOCK OF IHOOKUP SOCIAL, INC.

IHookup Social, Inc., a Delaware corporation (the “Corporation”), acting pursuant to § 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designations of Series A Preferred Stock.

FIRST:  The name of the Corporation is IHookup Social, Inc.

SECOND:  No shares of the Series A Preferred Stock have been issued as of the filing of this Certificate of Designations.

THIRD:  By unanimous consent of the Board of Directors of the Corporation dated December 13, 2013, the following resolution was duly adopted:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate”) authorizes Preferred Stock consisting of 10,000,000 shares, par value $0.00001 per share, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article Four of the Certificate, to establish and fix the number of shares to be included in any class or series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such class or series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences and limitations of the shares of such new series.

BE IT RESOLVED that pursuant to Article Four of the Certificate, there is hereby established a series of the Corporation’s Preferred Stock, $0.00001 par value per share, consisting of 4,000,000 shares which shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”), and which shall have the designations, rights, preferences, powers, restrictions and limitations set forth as follows:

1. Dividends.  The holders of the shares of Series A Preferred Stock shall be entitled to receive non-cumulative dividends, when, and if declared, at a rate of 6% per year on the Series A Original Issue Price.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series A Preferred Stock.

(a)           In the event of any Deemed Liquidation Event (defined below in Section 2.3), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders prior to and in preference to payment to the holders of the shares of Common Stock (as defined in the Certificate) by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price (defined below in Section 4.1.1) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into  Common Stock (as defined in the Certificate) pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition.  Each of the following events shall be considered a “Deemed Liquidation Event”:

(a)           the acquisition of the Corporation by another entity by means of any transaction or series of related transactions, whether effected by the Corporation or its stockholders (including, without limitation, any stock acquisition, reorganization, merger, consolidation or the like but excluding any sale of stock for capital raising purposes), other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity) on account of their shares of stock of the Corporation as of immediately prior to such transaction a majority of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions;

(b)           a sale, lease or other conveyance of all or substantially all of the assets of the Corporation (including the sale or exclusive licensing of all or substantially all of the intellectual property assets of the Corporation) (each event described in (a) and (b) being referred to herein as an “Acquisition”); or

(c)           any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

2.3.2 Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity, as determined by the Board of Directors of the Corporation.

2.3.3 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consolidation for such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Subsection, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

2.3.4 Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Deemed Liquidation Event are other than cash (the “Distribution”), then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Deemed Liquidation Event shall be valued as follows:

(a)           if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(b)           if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the thirty (30) trading day period ending five (5) trading days prior to the Distribution; and

(c) if the consideration received by the Corporation or the proceeds to be distributed to holders of shares of the Corporation's capital stock is other than cash and the definitive merger agreement, asset purchase agreement or other definitive transaction document entered into with respect to such liquidation, dissolution or winding up specifies an alternative method of determining the value of such consideration or proceeds, then, for the purpose of this Section 2.3.4, the value of such consideration or proceeds shall be determined in accordance with the method set forth in such merger agreement, asset purchase agreement or other definitive transaction document, as applicable.

 In the event of a transaction referenced in Section 2.3.4, the Distribution date for purposes of the foregoing calculations shall be deemed to be the date such transaction closes.

3. Voting.

3.1 General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate, holders of Series A Preferred Stock shall vote together with the holders of shares of Common Stock and holders of shares of Series Seed as a single class.

3.2 Series A Preferred Stock Protective Provisions.  Provided that no less than fifty percent (50%) of the originally issued Series A Preferred Stock remains outstanding and not converted, the consent of the holders of at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock, in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a class shall be required for the following, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.2.1 dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event,  or consent to any of the foregoing;

3.2.2 amend, alter or repeal the powers, preferences or rights of the Series A Preferred Stock in any material and adverse manner;

3.2.3 create any additional class or series of capital stock unless the same ranks junior or pari passu to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation;

3.2.4 purchase or redeem any shares of capital stock of the Corporation (or options to purchase such shares) other than repurchases of stock (or options to purchase such shares) pursuant to a repurchase right of the Corporation;

3.2.5 create indebtedness of the Corporation that would exceed $500,000 other than in connection with equipment leases, bank lines of credit, and debentures convertible into equity.

3.2.6 the acquisition of or investment in any other entity (other than a wholly owned subsidiary);

3.2.7 materially altering the business of the Corporation; or

3.2.8 increase the number of authorized shares of capital stock of the Corporation or otherwise amend the Certificate of Incorporation or By-laws of the Corporation.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion.  The “Series A Conversion Price” shall initially be equal to $0.25.  Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. For purposes of this Certificate, the “Series A Original Issue Price” shall mean $0.25 per share for the Series A Preferred Stock subject to adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or similar event.

4.1.2 Termination of Conversion Rights.    In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

4.2 Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion.  In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

4.3.2 Reservation of Shares.  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be reasonably necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any reasonably necessary amendment to the Certificate.

4.3.3 Effect of Conversion.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of  Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be reasonably necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

4.3.4 Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series A Conversion Price for Diluting Issues.

4.4.1 Special Definitions.  For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire capital stock or Convertible Securities.

(b) “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for capital stock.

(d) “Additional Shares of Common Stock” shall mean all shares of capital stock issued by the Corporation after the Series A Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of capital stock, Options or Convertible Securities issued as a dividend or distribution, for which adjustment is made pursuant to Sections 4.6 and 4.7 below;

(ii)	shares of capital stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of capital stock;

(iii)
shares of capital stock or Options issued to employees, consultants, contractors, directors, advisors or advisory directors of, or to the Corporation, pursuant to an equity incentive plan unanimously adopted by the Board of Directors;

(iv)	shares of capital stock or Convertible Securities issued upon the exercise of Options or shares of capital stock issued upon the conversion or exchange of Convertible Securities; and

(v)
shares of capital stock, Options or Convertible Securities issued in arms length transactions to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, unanimously approved by the Board of Directors.

4.4.2 No Adjustment of Series A Conversion Price.  No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock, without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series A Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.4 Determination of Consideration.  For purposes of this Subsection, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) insofar as the consideration consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(b) insofar as the consideration consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(c)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

4.4.5 Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4 then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the  Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

4.6 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted.

4.7 Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock and Series A Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock and Series A Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

5. Mandatory Conversion.

5.1 Trigger Events.  Upon either (a) the closing of the sale of shares of  Common Stock to the public, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a minimum price of $5.00 per share resulting in at least $30 million of gross proceeds to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Series A Director, but if the right of the holders to elect the Series A Director pursuant to Subsection 3.2 hereof is terminated, the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements.  All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series A Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of  Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock converted.  Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be reasonably necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6. Waiver.  Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least fifty percent (50%) of the shares of Series A Preferred Stock then outstanding.

7. Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

8.           Amendment.  This Certificate of Designations may be amended by vote of the Board of Directors of the Corporation, including the Series A Director (but if the right of the holders to elect the Series A Director pursuant to Subsection 3.2 hereof is terminated, the consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock is required).

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IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of this corporation on this 18th day of January, 2014.

By:	/s/ Robert Rositano
Robert Rositano, Jr., Chief Executive Officer